UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 29, 2008

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)

Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices)	(Zip Code)

+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e). Effective November 29, 2008, Willbros Group, Inc. (the "Registrant") entered into a Separation Agreement and Release (the "Separation Agreement") with John K. Allcorn, Executive Vice President of the Registrant, in connection with his resignation from Willbros effective December 31, 2008 (the "Termination Date"). The Separation Agreement provides that he will be paid his usual salary and receive his usual benefits until the Termination Date. Under the Separation Agreement, in accordance with the terms of the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003, the Registrant will pay Mr. Allcorn the sum of $380,380, less applicable withholding taxes, within 60 business days after the Termination Date. In addition, the Registrant will pay Mr. Allcorn as a cash bonus for 2008, when such bonuses are paid to other executives, the amount of $190,190, less applicable withholding taxes. The Separation Agreement also provides for, pursuant to the terms of the Restricted Stock Award Agreements evidencing 42,673 shares of restricted stock that had previously been granted to Mr. Allcorn under the Registrant's 1996 Stock Plan, the accelerated vesting of such shares on the Termination Date. Under the Separation Agreement, Mr. Allcorn has agreed not to compete with the Registrant for 90 days following the Termination Date and for a one-year period following the Termination Date not to solicit employees, contractors, vendors or customers of the Registrant or its affiliates to terminate their relationship or cease doing business with the Registrant or its affiliates. He has also given the Registrant a release containing customary terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: December 4, 2008	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer